Exhibit 99.1

Tucows Reports Financial Results
for the First Quarter of 2013

– Company Achieves Twelfth Consecutive Quarter of Record Revenue –

 TORONTO, May 15, 2013 – Tucows Inc. (NYSE AMEX:TCX, TSX:TC), a global provider of domain names and other Internet services, today reported its financial results for the first quarter ended March 31, 2013. All figures are in U.S. dollars.

Summary Financial Results
(In Thousands of US Dollars, Except Per Share Data)

	3 Months Ended Mar. 31, 2013 (unaudited)	3 Months Ended Mar. 31, 2012 (unaudited)
Net revenue	29,985	27,537
Income before provision for income taxes and change in fair value of forward exchange contracts	431	1,950
Net income	77	1,664
Net earnings per common share	$0.00	$0.04
Net cash provided by operating activities	416	2,081

Summary of Revenues and Cost of Revenues
(In Thousands of US Dollars)

	Revenue		Cost of Revenue
	3 Months Ended Mar. 31, 2013 (unaudited)	3 Months Ended Mar. 31, 2012 (unaudited)	3 Months Ended Mar. 31, 2013 (unaudited)	3 Months Ended Mar. 31, 2012 (unaudited)
Wholesale
Domain Services	21,896	21,108	18,454	17,620
Value-Added Services	2,689	2,689	562	507
Total Wholesale	24,585	23,797	19,016	18,127

Retail	4,266	1,849	2,861	930
Portfolio	1,134	1,891	201	210

Network, other costs	-	-	1,254	1,257
Network, depreciation and amortization costs	-	-	173	183
Total revenue/cost of revenue	29,985	27,537	23,505	20,707

"The first quarter was a solid start to 2013, highlighted by our twelfth consecutive quarter of year-over-year revenue growth to another record total," said Elliot Noss, President and Chief Executive Officer, Tucows Inc. "The consistency and reliability of the more mature parts of our business have helped us return capital to shareholders while launching new growth opportunities such as Hover a few years ago and, to a greater extent, Ting just last year.  Hover continues to generate healthy gross margins and year-over-year growth in excess of 20%. We are even more excited about Ting, which is now demonstrating real momentum.

Mr. Noss continued, “Everything on Ting is moving in the right direction. Our customer base grew by 2,000 in Q2 2012, 3,000 in Q3, 5,000 in Q4 and now over 6,300 in Q1 2013. Gross margin per account is growing as customers gain confidence in the service and add additional devices. More customers are referring more of their friends to Ting. Timelines are shortening between our network provider, Sprint, getting coveted devices like the HTC One and the Samsung Galaxy 4 and us offering these devices to our customers. With all these trends in our favor, we have every reason to believe our momentum will continue.”

Net revenue for the first quarter of 2013 increased 9% to a record $30.0 million from $27.5 million for the first quarter of 2012.

Net income for the first quarter of 2013 was $0.1 million, or $0.00 per share, compared with $1.7 million, or $0.04 per share, for the first quarter of 2012.  The decrease was primarily the result of the incremental investment of approximately $1.0 million made in the first quarter of 2013 for the acquisition and support of Ting customers, as well as the negative impact of a loss on foreign exchange contracts of $0.2 million in the first quarter of 2013 compared with a gain on foreign exchange contracts of $0.6 million in the first quarter of 2012.  In addition, net income for the first quarter of 2012 benefitted from other income of $0.5 million resulting from the sale of certain intangible assets with no book value which was not repeated in the first quarter of 2013.

Deferred revenue at the end of the first quarter of 2013 was $72.4 million, a decrease of 1% from $73.0 million at the end of the first quarter of 2012 and an increase of 2% from $71.0 million at the end of the fourth quarter of 2012.

Cash and cash equivalents at the end of the first quarter of 2013 were $4.3 million compared with $6.4 million at the end of the fourth quarter of 2012 and $6.4 million from the end of the first quarter of 2012.  During the first quarter of 2013, the Company generated cash flow from operations of $0.4 million compared with $2.1 million for the same quarter of 2012.  The decrease in cash flow from operations is primarily attributable to changes in working capital, due mainly to the timing of payments in the normal course of business.  The Company used $6.5 million to repurchase shares under it  modified “Dutch auction” tender that concluded on January 7, 2013, under which the Company repurchased 4,114,121 million shares at a purchase price of $1.50 per share.  The Company also used $0.8 million for principal repayments under its credit facility and invested $0.4 million in equipment purchases. The repurchase of shares was partially funded through a drawdown of $5.2 million on the Company’s credit facility.

Conference Call

Tucows management will host a conference call today, Wednesday, May 15, 2013 at 5:00 p.m. (ET) to discuss the Company’s first quarter 2013 results. Participants can access the conference call via the Internet at www.tucowsinc.com/investors.

For those unable to participate in the conference call at the scheduled time, it will be archived for replay both by telephone and via the Internet beginning approximately one hour following completion of the call. To access the archived conference call by telephone, dial 416-849-0833 or 1-855-859-2056 and enter the pass code 59299893 followed by the pound key.  The telephone replay will be available until Wednesday, May 22, 2013 at midnight. To access the archived conference call as an MP3 via the Internet, go to http://tucowsinc.com/investors.

About Tucows

Tucows is a global Internet services company. OpenSRS (http://opensrs.com) manages over fourteen million domain names and millions of value-added services through a reseller network of over 13,000 web hosts and ISPs. Hover (http://hover.com) is the easiest way for individuals and small businesses to manage their domain names and email addresses. Ting.com (https://ting.com) is a mobile phone service provider dedicated to bringing clarity and control to US mobile phone users. YummyNames (http://yummynames.com) owns and operates premium domain names that generate revenue through advertising or resale. More information can be found on Tucows’ corporate website (http://tucows.com).

This release includes forward-looking statements as that term is defined in the U.S. Private Securities Litigation Reform Act of 1995 including statements regarding our expectations regarding our future financial results and, in particular, our expectations for Ting and its impact on our financial performance. These statements are based on management’s current expectations and are subject to a number of uncertainties and risks that could cause actual results to differ materially from those described in the forward-looking statements, including the acceptance of Ting in the market.  Information about other potential factors that could affect Tucows’ business, results of operations and financial condition is included in the Risk Factors sections of Tucows’ filings with the Securities and Exchange Commission. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty. All forward-looking statements are based on information available to Tucows as of the date they are made.  Tucows assumes no obligation to update any forward-looking statements, except as may be required by law.

TUCOWS is a registered trademark of Tucows Inc. or its subsidiaries. All other trademarks and service marks are the properties of their respective owners.

Contact:
Lawrence Chamberlain
TMX Equicom
(416) 815-0700 ext. 257
lchamberlain@tmxequicom.com